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                                                                   EXHIBIT 10.25

[ALGORX PHARMACEUTICALS, INC. LOGO]

      September 3, 2002

      Mr. Jeffrey A. Rona
      311 Hillside Avenue
      Livingston, NJ 07039

      Dear Jeffrey:

      AlgoRx Pharmaceuticals, Inc. is pleased to offer you a position of Vice President, Finance, In this position you will be reporting to Ronald M. Burch, M.D., Ph.D., President and Chief Executive Officer at our corporate office in Cranbury, NJ. You will be responsible for overseeing the financial functions of the Company. You will be an important member of the management team of our small, largely virtual Company. As AlgoRx grows, you will play an important role in its evolution.

      The salary offered for this exempt position is $6730.77/pay period (bi-weekly pay cycle) and a performance bonus of 25% (cash and/or a grant of stock options at Board of Directors' discretion) payable, January 2003. We also wish to extend a signing bonus of $35,000, which represents 20% of the annual salary for this position and will be rendered to you within the first pay period after commencing employment. This offer is not to be considered a contract guaranteeing employment for any specific duration and is contingent on the signing of a confidentiality agreement, sample enclosed. As an at-will employee, both you and the Company have the right to terminate your employment at any time.

      On your first day of employment, we will provide additional information about the objectives and policies, benefit programs, general employment conditions and completion of employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form 1-9 of the Immigration and Naturalization Service enclosed in this letter. Please feel free to contact me if yon have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

      Because you will play an important role in the operations and development of AlgoRx, we would like to offer you the award of 125,000 shares of AlgoRx common stock, subject to the approval of the Company's Board of Directors. These shares would be made available to you at $0.15 per share, 25% on the first anniversary of your employment, then 1/36th of the remaining 93,750 shares each month for three years (total vesting time, four years); provided, that all options granted hereunder shall vest immediately if there is a (i) "change of control" of the Company and (ii) your employment is thereafter terminated without "cause" or "constructively terminated" within the twelve month period following the change of control. For purposes of this agreement, "change of control" shall mean (i) a sale of substantially all of the assets of the Company;
      (ii) a merger or consolidation in which the Company is not the surviving corporation (other than merger or consolidation in which the Company shareholders immediately before the merger or consolidation have, immediately after the merger or consolidation, own greater than a majority of the stock voting power of the successor corporation); or (iii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred, other than sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company's operations and activities.

101 Interchange Plaza, Suite 102 - Cranbury, New Jersey 08512 - Phone:
609-409-2300 - Fax: 609-409-2323 - Web: www.algorx.com
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      In addition, "cause" shall mean misconduct, including: (i) conviction of any felony or crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of your employment agreement; intentional and material damage to the Company's property or (v) material breach of the Proprietary Information and Inventions Agreement or any employee policy of the Company. "Constructive termination" shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without your consent; (i) substantial reduction of your rate of compensation other than in connection with reductions to the rate of compensation of all officers; (ii) material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a "material reduction" unless your new duties are substantially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from your then current principal place of employment.

      You will have ten years in which to exercise the options from the date such options vest. I would like to emphasize at present, the stock of AlgoRx is not liquid.

      We hope that you will accept this offer and would be pleased to hear of your decision. We are certain that if you accept this position, you will become a valuable member of the AlgoRx team and are equally certain that you will find AlgoRx to be a stimulating and rewarding environment in which to work. If you have any questions, please do not hesitate to contact Ron at 609/409-2301 or me at 609/409-2303.

      Sincerely,

      /s/ Deborah W. Hopper
      Deborah W. Hopper
      Director, Administration

      Enclosures

      Please indicate your acceptance by your signature and return this offer letter to me at your earliest convenience. Thank you.

                                                                9/5/02
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      /s/ Jeffrey A. Rona                                        DATE
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      Signature